UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 1, 2010

3DIcon Corporation
 (Exact name of registrant as specified in charter)

Oklahoma	333-143761	73-1479206
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6804 South Canton Avenue, Suite 150 Tulsa, OK	74136
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (918) 494-0505

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 1, 2010, 3DIcon Corporation (the “Company”) entered into an agreement (the “Agreement”) with the University of Oklahoma (“OU”), pursuant to which OU agreed to convert all sums due to it from the Company in connection with its Sponsored Research Agreement (“SRA”) with the Company, which as of December 1, 2010 amounted to approximately $485,000, into an aggregate of 59,000,000 shares of the Company’s common stock (the “Shares”).  As a result of the debt conversion, OU will be the holder of approximately 8% of the outstanding common stock of the Company. Pursuant to the Agreement, the Shares are subject to a put option allowing OU to require us to purchase certain of the Shares upon the occurrence of certain events.  In addition, the Shares are subject to a call option allowing us to required OU to sell to us the Shares then held by OU in accordance with the terms of the Agreement.

The Agreement also amended the existing agreements between the Company and OU such that all intellectual property, including all inventions and/or discoveries, patentable or unpatentable, developed before July 28, 2008 by OU under the SRA is owned by OU.  All intellectual property, including all inventions and/or discoveries, patentable or unpatentable, developed jointly by the Company and OU at any time is jointly owned by the Company and OU. Finally, all intellectual property, including all inventions and/or discoveries, patentable or unpatentable, developed jointly the Company after July 28, 2008 is owned by the Company.   In addition, the Company and OU agreed by December 31, 2010 to renegotiate the terms of the lab rental at OU provided that it will be at a lowered rate for the portion of the lab used in conjunction with the then-current SRA activities.

Item 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

Reference is made to the disclosure set forth under Item 1.01 of this Current Report on Form 8-K, which disclosure is incorporated by reference herein.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Business Acquired

Not Applicable

(b)	Pro Forma Financial Information

Not Applicable

(c)	Shell Company Transactions

Not Applicable

(d)	Exhibits

10.1	Agreement to Convert Debt to Stock

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

3DIcon Corporation

Dated: December 7, 2010	By:	/s/ Martin Keating
	Name:	Martin Keating
	Title:	Chief Executive Officer